Exhibit 99.1

Monroe Capital Corporation BDC Announces First Quarter 2020 Results

CHICAGO, IL, May 8, 2020 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2020.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2020 Financial Highlights

•	Net investment income of $6.8 million, or $0.33 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $6.8 million, or $0.33 per share

•	Net decrease in net assets resulting from operations of $36.9 million, or $1.81 per share

•	Net asset value (“NAV”) of $205.4 million, or $10.04 per share

•	Paid quarterly dividend of $0.35 per share on March 31, 2020

Chief Executive Officer Theodore L. Koenig commented, “Through the beginning of March, we were focused on our previously discussed strategy of reinvesting available capital in strong, resilient portfolio companies in defensive sectors. Our disciplined underwriting and credit process resulted in us having limited to no direct portfolio exposure in the high risk cyclical industries of airlines, automotive, travel, leisure, oil and gas, minerals and mining and energy. However, the unprecedented uncertainty associated with the COVID-19 pandemic has created concerns related to overall economic conditions and also, specific unanticipated challenges for many companies due to business interruptions and a slowdown in economic activity. Further, this uncertainty has caused negative impacts in the general loan market which has put downward pressure on loan valuations for all lenders. Our focus for the foreseeable future is on maintaining strong liquidity and funding and supporting our portfolio companies, as warranted. We believe the vast majority of our portfolio companies have strong long-term outlooks and will recover from the short-term challenges they are facing as a result of COVID-19. Over 97% of our portfolio companies that were current on interest payments prior to COVID-19 paid their first quarter interest as scheduled. As always, we will continue to be focused on the interests of our shareholders and will operate with caution and remain focused on generation of net investment income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

In light of the COVID-19 pandemic and associated government actions and the uncertainties around the duration and depth of the current economic downturn, we have been very focused on working with our portfolio company borrowers and their respective financial sponsors and management teams to make sure our borrowers have the liquidity to persevere through this crisis period. We have fully funded all revolver draw requests that we received from our borrowers. In this uncertain time, we are pleased to report Adjusted Net Investment Income of $6.8 million or $0.33 per share for the quarter ended March 31, 2020. This compares with $7.7 million or $0.37 per share for the quarter ended December 31, 2019. We believe that Adjusted Net Investment Income is a consistent measure of our earnings. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

During the quarter ended March 31, 2020, the adverse consequences of government mandated shutdowns, the overall uncertainty surrounding the economic impact of COVID-19 and general reductions in valuations of the liquid traded loan market resulting from spread widening negatively impacted the fair value of our investment portfolio, resulting in net unrealized mark-to-market valuation losses of $45.1 million during the quarter. NAV declined by $2.16 per share, or 18%, to $205.4 million or $10.04 per share as of March 31, 2020, compared to $249.4 million or $12.20 per share as of December 31, 2019. The NAV decline of $2.16 per share was comprised of a $2.21 per share decline as a result of unrealized mark-to-market losses and a $0.02 per share decline as a result of dividends paid in excess of net investment income and these declines were partially offset by $0.07 per share in other gains. These other gains were primarily attributable to unrealized gains on foreign currency associated with our borrowings denominated in British pounds.

Below are our estimates of the components of the $2.21 decrease in per share NAV for the quarter attributable to unrealized mark-to-to market valuation losses:

•	$1.25 of the per share decrease in NAV, or 57.9%, was attributable to broad market movements and widening of credit spreads in the loan markets as market participants expected higher yields on similar investments given the significant volatility generated by COVID-19. Of that $1.25, approximately $0.71 per share, or 32.9%, was attributable to names held in the portfolio directly, while approximately $0.54 per share, or 25.0%, was attributable to our investment in MRCC Senior Loan Fund I, LLC (“SLF”).

•	$0.96 of the per share decrease in NAV, or 44.4%, was attributable to specific credit or fundamental performance of the underlying portfolio companies, a significant portion of which is a result of the impact of the COVID-19 pandemic on individual credit performance.

The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio, which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the quarter than the rest of the MRCC portfolio. See MRCC Senior Loan Fund below for additional information on SLF. In summary, a total of $1.25 of our $2.16 reduction in per share NAV, or 57.9%, is directly attributable to spread widening which caused unrealized mark to-market fair value adjustments in our portfolio valuation. We anticipate that a significant portion of these adjustments could reverse when the effects of the current crisis pass and loan market prices improve.

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Finally, following an in depth review of the potential impacts of the current economic crisis on our portfolio companies, we proactively placed three additional portfolio company investments on non-accrual status. As of March 31, 2020, 7.4% of our total investments at fair value are on non-accrual.

Monroe’s large and experienced credit team is very focused on actively managing our portfolio to ensure we provide the right support for our portfolio companies through this pandemic and ultimately, obtain the best possible outcome for our shareholders. Given the uncertainty in the long-term economic impacts associated with COVID-19, the unprecedented levels of unemployment, and the potential for a COVID-19 induced recession of uncertain length, we are particularly focused on maintaining a strong liquidity position to allow us to continue to support our portfolio companies. To this end, Monroe management has recommended to our Board and the Board has agreed to reduce the second quarter dividend to $0.25 per share, payable in cash. The dividend will be payable to shareholders of record on June 15, 2020 and the dividend will be paid on June 30, 2020. We will closely monitor the performance of our borrowers as well as overall economic trends, activity and future prospects and if appropriate, we will adjust the dividend amount in the future if we see evidence of a sustained economic recovery which causes a positive impact on our net investment income. As of now, we are focused on taking a conservative approach to managing liquidity in these uncertain times. We believe that by making this dividend adjustment, we are acting responsibly in light of the current uncertainties and challenges that we are facing as a result of the current crisis. As always, we are focused on the long-term interests of our shareholders, and we will continue to operate with caution.

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Selected Financial Highlights

(in thousands, except per share data)

	March 31, 2020	December 31, 2019
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$590,837	$616,231
Total assets	$620,415	$655,058
Net asset value	$205,352	$249,357
Net asset value per share	$10.04	$12.20

	For the quarter ended
	March 31, 2020	December 31, 2019
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$6,782	$7,649
Adjusted net investment income (1)	$6,802	$7,656
Net gain (loss)	$(43,632)	$(3,521)
Net increase (decrease) in net assets resulting from operations	$(36,850)	$4,128

Per share data:
Net investment income	$0.33	$0.37
Adjusted net investment income (1)	$0.33	$0.37
Net gain (loss)	$(2.14)	$(0.16)
Net increase (decrease) in net assets resulting from operations	$(1.81)	$0.21

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 83 portfolio companies, with a total fair value of $590.8 million as of March 31, 2020, as compared to debt and equity investments in 81 portfolio companies, with a total fair value of $616.2 million, as of December 31, 2019. The Company’s portfolio consists primarily of first lien loans, representing 90.9% of the portfolio as of March 31, 2020, and 89.5% of the portfolio as of December 31, 2019. As of March 31, 2020, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 8.0% and 8.1%, respectively, as compared to the weighted average contractual and effective yield of 8.8% and 8.9%, respectively, as of December 31, 2019. Decreases in portfolio yield are attributed to general decreases in LIBOR and three investments moving to non-accrual during the quarter. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

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Financial Review

Net investment income for the quarter ended March 31, 2020 totaled $6.8 million, or $0.33 per share, compared to $7.6 million or $0.37 per share for the quarter ended December 31, 2019. Adjusted Net Investment Income was $6.8 million, or $0.33 per share, for the quarter ended March 31, 2020, compared to $7.7 million, or $0.37 per share, for the quarter ended December 31, 2019. Investment income for the quarter ended March 31, 2020 totaled $15.0 million, compared to $18.0 million for the quarter ended December 31, 2019. The $3.0 million decrease during the quarter was primarily the result of lower interest income driven by decreases in LIBOR and the placement of new investments on non-accrual status and a decrease in fee income. Total expenses for the quarter ended March 31, 2020 totaled $8.2 million, compared to $10.3 million for the quarter ended December 31, 2019. The $2.1 million decrease during the quarter was primarily driven by a $1.4 million reduction in incentive fees and lower interest expense as a result of lower average debt outstanding and a reduction in LIBOR rates. Incentive fees were fully limited due to the total return requirement during the quarter ended March 31, 2020, compared to a limitation of $0.4 million for the quarter ended December 31, 2019. Please refer to the Company’s Form 10-Q for additional information on the incentive fee calculation.

Net gain (loss) was ($43.6) million for the quarter ended March 31, 2020, compared to ($3.5) million for the quarter ended December 31, 2019. During the quarter ended March 31, 2020, the U.S. loan market exhibited a heightened level of volatility with the economic ramifications of COVID-19 and credit spread widening leading to a decline in U.S. loan prices during the quarter. The Company’s portfolio declined in value by 6.8% during the quarter, from 97.1% of amortized cost as of December 31, 2019 to 90.3% of amortized cost as of March 31, 2020.

Net increase (decrease) in net assets resulting from operations was ($36.9) million, or ($1.81) per share, for the quarter ended March 31, 2020, compared to $4.1 million, or $0.21 per share, for the quarter ended December 31, 2019. This decrease during the quarter is primarily the result of net unrealized mark-to-market adjustments.

Liquidity and Capital Resources

During the quarter ended March 31, 2020, the Company experienced a significant increase in revolver draw requests from its borrowers and the Company has met all borrower draw requests and expects to meet future requests. At March 31, 2020, the Company had $9.3 million in cash, $9.9 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $192.0 million of debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its 2023 Notes, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of March 31, 2020, the Company had approximately $63.0 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

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SBIC Subsidiary

As of March 31, 2020, MRCC SBIC had $57.6 million in leverageable capital, $9.9 million in cash and $143.4 million in investments at fair value. Additionally, MRCC SBIC has fully drawn all available debentures and as of March 31, 2020 had $115.0 million in SBA debentures outstanding. The SBA debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

SLF is a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each committed $50.0 million of capital to the joint venture. As of March 31, 2020, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $31.3 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $42.4 million at December 31, 2019. During the quarter ended March 31, 2020, the Company received an income distribution from SLF of $1.2 million, compared to the $1.3 million received during the quarter ended December 31, 2019. As discussed earlier, the SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the quarter than the rest of the MRCC portfolio. The SLF’s portfolio declined in value by 9.3% during the quarter, from 99.8% of amortized cost as of December 31, 2019 to 90.5% of amortized cost as of March 31, 2020.

As of March 31, 2020, SLF had total assets of $222.5 million (including investments at fair value of $217.2 million), total liabilities of $159.9 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $150.7 million) and total members’ capital of $62.6 million. As of December 31, 2019, SLF had total assets of $245.5 million (including investments at fair value of $239.8 million), total liabilities of $160.6 million (including borrowings under the SLF Credit Facility of $147.2 million) and total members’ capital of $84.8 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

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The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	March 31, 2020		December 31, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$6,782	$0.33	$7,649	$0.37
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	20	—	7	—
Adjusted Net Investment Income	$6,802	$0.33	$7,656	$0.37

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Second Quarter 2020 Distribution

The Board of Directors of Monroe declared its second quarter distribution of $0.25 per share, payable on June 30, 2020 to stockholders of record on June 15, 2020. In October 2012, the Company adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. When the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

First Quarter 2020 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Monday, May 11, 2020 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #7695709.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2020 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 8, 2020.

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$501,494	$513,959
Non-controlled affiliate company investments	58,018	59,860
Controlled affiliate company investments	31,325	42,412
Total investments, at fair value (amortized cost of: $654,491 and $634,736, respectively)	590,837	616,231
Cash	9,320	2,234
Restricted cash	9,892	27,409
Unrealized gain on foreign currency forward contracts	39	—
Interest receivable	9,568	8,689
Other assets	759	495
Total assets	620,415	655,058

LIABILITIES
Debt:
Revolving credit facility	192,046	180,294
2023 Notes	109,000	109,000
SBA debentures payable	115,000	115,000
Total debt	416,046	404,294
Less: Unamortized deferred financing costs	(7,569)	(8,053)
Total debt, less unamortized deferred financing costs	408,477	396,241
Interest payable	1,807	2,763
Unrealized loss on foreign currency forward contracts	—	59
Management fees payable	2,551	2,751
Incentive fees payable	—	1,374
Accounts payable and accrued expenses	2,193	2,513
Directors' fees payable	35	—
Total liabilities	415,063	405,701
Net assets	$205,352	$249,357

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 20,445 and 20,445 shares
issued and outstanding, respectively	$20	$20
Capital in excess of par value	288,850	288,850
Accumulated undistributed (overdistributed) earnings	(83,518)	(39,513)
Total net assets	$205,352	$249,357
Net asset value per share	$10.04	$12.20

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	March 31, 2020	December 31, 2019
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$12,347	$13,507
Payment-in-kind interest income	71	175
Dividend income	16	26
Fee income	198	1,240
Total investment income from non-controlled/non-affiliate company investments	12,632	14,948
Non-controlled affiliate company investments:
Interest income	190	310
Dividend income	25	—
Payment-in-kind interest income	1,005	1,427
Total investment income from non-controlled affiliate company investments	1,220	1,737
Controlled affiliate company investments:
Dividend income	1,150	1,300
Total investment income from controlled affiliate company investments	1,150	1,300
Total investment income	15,002	17,985

Operating expenses:
Interest and other debt financing expenses	4,830	5,258
Base management fees	2,551	2,751
Incentive fees	—	1,374
Professional fees	215	386
Administrative service fees	338	321
General and administrative expenses	231	198
Directors' fees	35	41
Total expenses	8,200	10,329
Net investment income before income taxes	6,802	7,656
Income taxes, including excise taxes	20	7
Net investment income	6,782	7,649

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	94	(12)
Non-controlled affiliate company investments	—	(967)
Foreign currency forward contracts	(4)	2
Foreign currency and other transactions	(15)	(1)
Net realized gain (loss)	75	(978)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(20,355)	2,888
Non-controlled affiliate company investments	(13,707)	(3,526)
Controlled affiliate company investments	(11,087)	(257)
Foreign currency forward contracts	98	(142)
Foreign currency and other transactions	1,344	(1,506)
Net change in unrealized gain (loss)	(43,707)	(2,543)

Net gain (loss)	(43,632)	(3,521)

Net increase (decrease) in net assets resulting from operations	$(36,850)	$4,128

Per common share data:
Net investment income per share - basic and diluted	$0.33	$0.37
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$(1.81)	$0.21
Weighted average common shares outstanding - basic and diluted	20,445	20,445

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Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended
	March 31, 2020	December 31, 2019

Interest income	$11,979	$13,054
Payment-in-kind interest income	1,076	1,602
Dividend income	1,191	1,326
Fee income	198	1,240
Prepayment gain (loss)	214	461
Accretion of discounts and amortization of premiums	344	302
Total investment income	$15,002	$17,985

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended
	March 31, 2020	December 31, 2019

Interest expense - revolving credit facility	$1,798	$2,205
Interest expense - 2023 Notes	1,567	1,567
Interest expense - SBA debentures	981	991
Amortization of deferred financing costs	484	495
Total interest and other debt financing expenses	$4,830	$5,258

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ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include cash flow, enterprise value and asset-based loans; unitranche financings; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, New York, and San Francisco.

Monroe has been recognized by Creditflux as the 2019 Best US Direct Lending Fund; Global M&A Network as the 2019 Small Middle Markets Lender of the Year; Private Debt Investor as the 2018 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com

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